Exhibit 99.1

FOR IMMEDIATE RELEASE:	News
May 16, 2005	Nasdaq-ACTT

ACT TELECONFERENCING ANNOUNCES FIRST QUARTER 2005 RESULTS

DENVER – ACT Teleconferencing, Inc. (Nasdaq ACTT), an independent worldwide provider of audio, video and web-based conferencing products and services, today announced its operating results for the first quarter of 2005.

The quarter showed a loss of $2.0 million, however this includes restructuring charges of $831,000 and $500,000 in operating costs for functions that were eliminated during first quarter.

During this period, ACT showed continuing progress in growing its global audio platform, restructuring the Company, and reducing ongoing operating expenses. Global platform conferencing volumes grew from 20.0 million minutes in the first quarter of 2004 to 30.7 minutes in the first quarter of 2005.

First Quarter Highlights

During the first quarter, several important benchmarks were met. First quarter highlights were:

•	Grew global platform volumes by 150%

•	Reduced quarterly operating expenses by over $500,000

•	Produced adjusted EBITDA of $900,000

•	Generated positive operational cash flow of $184,000

•	Made substantial progress in consolidating offices

The restructure of the Company is beginning to have a positive impact on the bottom line and cash flow. The Company expects savings from the restructuring, once completed, to total approximately $3.2 million per year. Total restructuring costs are projected to amount to $3.0 million.

“Our revenue and expense figures don’t tell the whole story of what we accomplished this quarter,” commented CEO Gene Warren. “Our reorganization is beginning to have a positive impact on our bottom line and our cash flow, and we are meeting our targets for revenue growth and expense management. Our pro forma operating income, before costs that were eliminated in the first quarter and restructure costs, would have been about $204,000 for the quarter. This pro forma figure illustrates the progress we are making in turning this Company around.”

First Quarter Results Before Restructuring Charges

The initial efforts of the restructure were reflected in a reduction of $582,000 in cost of sales and selling, general and administrative expenses in the first quarter of 2005 compared to first quarter last year. The restructuring efforts completed during the first and second quarters are expected to further improve the Company’s future operating income.

Although standard audioconferencing service revenues increased by 6% to $9.9 million, this growth was offset by a decrease of $1.1 million in videoconferencing revenues. Consequently, first quarter revenue decreased by 7% to $13.0 million over the same period in 2004.

Despite the additional restructure costs of $831,000, the Company generated positive operating cash flow of $184,000. Adjusted EBITDA or earnings before interest, taxes, depreciation, amortization and restructure charges totaled $900,000 for first quarter. Adjusted EBITDA is defined and reconciled to US GAAP net income (loss) numbers in the selected financial data section of this press release.

As previously reported, the Company is evaluating all strategic alternatives, including recapitalization, and sale of all or part of the Company.

Operating Results Outlook for 2005

The following statements are projections and forward-looking statements that are based on management’s estimates as of May 16, 2005. All trend information is unaudited and is based on management’s accounts and estimates. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables.

The guidance for 2005 is:

•	Revenue growth between 3%-13% to $55 to $60 million.

•	Positive operating cash flow through 2005.

•	Positive net income in the second half of 2005.

•	Reduction of over $3 million per annum in operating costs.

•	The consolidation of four operating centers by early third quarter.

Upon completion of the restructure, break-even operating income is projected with net quarterly revenue of about $13.0 million. Break-even net income before taxes is projected when the Company achieves quarterly revenue of $13.7 million. Therefore, if the Company achieves its third and fourth quarter 2005 revenue targets, the Company expects to be net income positive for both quarters.

Conference Call

The Company said it would discuss the general outlook at its conference call on Tuesday May 17, 2005 at 10:15 a.m. MDT. Reservation number: 11030513#. Call-in numbers for Denver and International locations are: 1-303-262-2131 and the U.S. and Canada (toll-free) are: 1-800-218-0204. To participate in the conference over the Internet please go to

http://www.events.acttel.com/q1_2005, Room Number 11030513.

Replay via ActionReplay and via Event Center

To access the audio replay of this event, for United States and Canada, dial 1-800-405-2236, passcode 11030513#. For Denver and international locations, dial 1-303-590-3000, passcode 11030513#. For the Internet replay, go to http://www.events.acttel.com/q1_2005, Room Number 11030513.

ACT Teleconferencing, Inc. Selected Financial Data

	Three Months Ended
Income Statement ($000)	March 31, 2005	March 31, 2004
Net revenue	$13,031	$13,996
Gross profit	4,679	5,514
Selling, general and administrative expense	4,975	5,427
Restructuring costs	831	—

Operating income (loss)	(1,127)	87
Interest expense – net	(693)	(590)
Foreign Currency (loss)	(69)	(91)
Gain on elimination of note payable		261
Taxes	(130)	(69)

Net loss	(2,019)	(402)

Net loss available to common shareholders	$(2,019)	$(402)

Weighted average number of shares-basic and diluted	16,710,451	13,439,523

Earnings (loss) per share – basic and diluted	$(0.12)	$(0.03)

Summarized Balance Sheet ($000)	March 31, 2005	December 31, 2004
Cash	$1,593	$2,740
Other current assets	10,483	9,665
Net equipment	15,752	16,403
Goodwill & Other non-current assets	9,510	9,710

Total assets	$37,338	$38,518

Total liabilities	$26,617	$25,701
Shareholders’ equity	10,721	12,817

Total liabilities and shareholders’ equity	$37,338	$38,518

	March 31, 2005	March 31, 2004
Reconciliation of Net loss per GAAP to EBITDA ($000)
Net loss per GAAP	$(2,019)	$(402)
Add interest expense	693	590
Add taxes	130	69
Add depreciation and amortization	1,196	1,372
Add foreign currency loss	69	91
Subtract gain on extinguishment of note payable	—	(261)
Add restructuring cost	831	—
Adjusted EBITDA	$900

Subtract restructuring cost	$831	—
EBITDA (with restructuring charges)	$69	$1,459

	March 31, 2005	March 31, 2004
Reconciliation of Operating Income/(Loss) per GAAP to Pro Forma Operating Income/(Loss) ($000)
Operating Income/(Loss) per GAAP	$(1,127)	$(402)
Subtract restructure costs	831	—
*Subtract costs eliminated during first quarter	500	—

Pro Forma Operating Income/(Loss)	204	(402)

*	Costs of $500,000 were eliminated in the first quarter as part of the restructuring and consolidation process of the Company, and the savings will be effective as of April. The pro forma results illustrate what the Company’s results would have been without the costs.

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and restructure and impairment charges) is defined as operating income after adding back depreciation, amortization of intangibles, restructuring charges and non-cash charges for impairment of assets. Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Rather, EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such other measures. EBITDA provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Lenders to test compliance with certain covenants also use EBITDA-based measures. In addition, operating loss excluding restructuring charges are not GAAP measures. Management believes that disclosure of these figures is meaningful to investors, however, because they provide information about the Company’s operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company’s results from its core business. These measures are not intended to replace operating loss and net loss as measures of operating performance under GAAP.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in ACT’s Annual Report on Form 10-K for the year ended December 31, 2004, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com